Exhibit 16.1

August 12, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Khosla Ventures Acquisition Co. under Item 4.01 of its Form 8-K dated August 12, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Khosla Ventures Acquisition Co. contained therein.

Very truly yours,

/s/ Marcum LLP
Marcum LLP